EXHIBIT 1

                               PURCHASE AGREEMENT

         THIS PURCHASE AGREEMENT (the "Agreement") is entered into as of the 20th day of February, 1998 by and between Ocean Optique Distributors, Inc., a Florida corporation (the "Company") and XR Co., a Florida corporation ("Purchaser").

                                   WITNESSETH:

         WHEREAS, the Company is sole shareholder of Classic Optical, Inc., a Michigan corporation ("Classic"), owning all of Classic's 300 issued and outstanding shares of Class A common stock, par value $10.00 per share and 75 issued and outstanding shares of Class B non-voting common stock, par value $10.00 per share (collectively, "Classic Shares"); and

         WHEREAS, the Company is also the sole shareholder of European Manufacturers Agency, Inc., a Florida corporation ("EMA"), owning all of EMA's 100 issued and outstanding shares of common stock, par value $1.00 per share ("EMA Shares"); and

         WHEREAS, the Company represents that Classic and EMA have combined assets of approximately $183,000 and combined liabilities of approximately $2,703,000; and

         WHEREAS, in January 1998, Purchaser acquired voting control of the Company and in connection therewith agreed, among other matters, to assist the Company in increasing its net tangible assets; and

         WHEREAS, the purchase by the Purchaser from the Company of all of the Classic Shares and the EMA Shares will result in a significant increase in the Company's net tangible assets; and

         WHEREAS, the Company desires to sell to Purchaser, and Purchaser desires to purchase from the Company, all of the Classic Shares and the EMA Shares, in exchange for the Purchaser's purchase of the liabilities of Classic and EMA through acquisition of the Classic Shares and the EMA Shares pursuant to this Agreement.

         NOW THEREFORE, in consideration of the foregoing premises and the covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Purchaser agree as follows:

         1. RECITALS. The foregoing recitals are true and correct and are hereby incorporated into this Agreement by this reference.

         2. PURCHASE OF THE CLASSIC SHARES AND THE EMA SHARES. Simultaneously with the execution of this Agreement and in consideration for the Purchaser's purchase of the liabilities of Classic and EMA through the acquisition of the Classic Shares and the EMA Shares, the

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Company hereby sells, conveys and transfers to the Purchaser and the Purchaser hereby purchases from the Company the Classic Shares and the EMA Shares.

         3. DELIVERIES BY THE PARTIES. Upon execution of this Agreement:

                  (a) The Company will deliver to the Purchaser (i) a stock certificate evidencing the Classic Shares and a stock certificate evidencing the EMA Shares, together with a stock power for each; (ii) a Good Standing Certificate for each of Classic and EMA issued by the Department of State of the state of incorporation for each of Classic and EMA; (iii) a certified copy of resolutions of the Board of Directors of the Company authorizing the execution and delivery of this Agreement and consummation of the transactions contemplated hereby; and (iv) a counterpart of this Agreement signed by an authorized officer of the Company. The Company shall pay all applicable documentary stamp and transfer taxes in connection with the transfer of the Classic Shares and the EMA Shares to the Purchaser pursuant to this Agreement.

                  (b) The Purchaser will deliver to the Company: (i) a counterpart of this Agreement signed by the President of the Purchaser; and (ii) a certified copy of the resolutions of the Board of Directors of the Purchaser authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

         4. REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE PURCHASER. The Purchaser acknowledges, represents, warrants and covenants as follows:

                  (a) RECEIPT OF CORPORATE INFORMATION. All requested documents, records and books pertaining to Classic, EMA, as well as the Company's ownership of the Classic Shares and the EMA Shares, including but not limited to information contained in the Company's public filings such as, without limitation, the Company's Annual Report on Form 10-KSB for the Year Ended June 30, 1997 and Quarterly Report on Form 10-QSB for the Quarter Ended December 31, 1997, have been delivered to the Purchaser and/or its advisors, and all of the Purchaser's questions and requests for information have been answered to the Purchaser's satisfaction. The Purchaser acknowledges that, except as specifically set forth herein, no representation or warranty is given by the Company with regard to Classic, EMA, or the Classic Shares or the EMA Shares, and that it is purchasing the Classic Shares and the EMA Shares "AS IS, WHERE IS," subject to whatever claims, liens or any other encumbrances that may exist affecting said shares and/or the assets, liabilities or business of Classic or EMA.

                  (b) AUTHORITY; ENFORCEABILITY. The Purchaser has the full right, power, and authority to execute and deliver this Agreement and perform its obligations hereunder.

         5. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company acknowledges, represents and warrants as follows:

                  (a) CORPORATE ORGANIZATION OF CLASSIC AND EMA. Classic is duly organized, validly existing and in good standing under the laws of the State of Michigan, and EMA is duly organized, validly existing and in good standing under the laws of the State of Florida. Each

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of Classic and EMA has full corporate power, authority and legal right to own its properties and to conduct the businesses in which it is now engaged. Each of Classic and EMA is duly licensed or qualified to transact business as a foreign corporation and is in good standing in each jurisdiction where the ownership or lease of its assets or the operation of its business requires such qualification, except where the failure to be so qualified would not have a material adverse effect on its business, operations, property or financial or other condition (a "Material Adverse Effect").

                  (b) CAPITALIZATION OF CLASSIC AND EMA. The authorized capital stock of Classic consists of 5,000 shares of Class A common stock, $10.00 par value per share and 5,000 shares of Class B non-voting common stock, $10.00 par value per share, of which 300 shares of Class A common stock and 75 shares of Class B common stock are issued and outstanding. The authorized capital stock of EMA consists of 1,000 shares of common stock, $1.00 par value per share, of which 100 shares are issued and outstanding. The Company is the record holder of all such issued and outstanding shares of common stock of each of Classic and EMA.

                  (c) AUTHORITY. The Company has full corporate power and authority to execute and deliver this Agreement and to perform all of its covenants and agreements hereunder. The execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and agreements hereunder and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action.

                  (d) ENFORCEABILITY. This Agreement has been duly executed and delivered and constitutes the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms except as such enforceability may be limited by (i) bankruptcy, insolvency, moratorium or similar laws affecting the enforcement of creditors' rights generally or by the principles governing the availability of specific performance, injunctive relief and other equitable remedies (regardless of whether such enforceability is considered in equity or at law), including requirements of reasonableness and good faith in the exercise of rights and remedies thereunder; and (ii) applicable laws and court decisions which may limit or render unenforceable certain terms and provisions contained therein, but which in our opinion do not substantially interfere with the practical realization of the benefits thereof, except for the economic consequences of any procedural delay which may be imposed by, relate to or result from such laws and court decisions.

         6. ADDENDUM TO CONSULTING AGREEMENT. Simultaneously with the execution and delivery of this Agreement, the Company and Purchaser shall execute and deliver an addendum to the Consulting Agreement by and between the Company and Purchaser dated as of January 8, 1998.

         7. POST-CLOSING COVENANTS. From the date hereof through June 30, 1998 (the "Transition Period"), the Company will provide Purchaser with transition services relating to the transfer of the assets and business of Classic and EMA, including accounting and similar services. The Company will bear the expense of such services. In addition, from time to time

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during the Transition Period, the Company and Purchaser will make such post-closing adjustments as may be advisable in the normal course of business.

         8. NOTICES. All notices, reports and other communications to the Purchaser of the Company hereunder shall be in writing, shall refer specifically to this Agreement and shall be hand delivered or sent by facsimile transmission or by registered mail or certified mail, return receipt requested, postage prepaid, in each case to the respective persons and addresses specified below (or to such other persons or addresses as may be specified in writing to the other party):

                  If to the Purchaser, to:      XR Co.
                                                3551 St. Gaudens
                                                Coconut Grove, Florida 33133
                                                Attn:  President
                                                Fax No.: (305) 461-1600

                  If to the Company, to:        Ocean Optique Distributors, Inc.
                                                2 N.E. 40th Street
                                                Miami, Florida 33137
                                                Attn:  Chief Financial Officer
                                                Fax No.:  (305) 573-7626

                  Any notice or communication given in conformity with this Section shall be deemed to be effective when received by the addressee if delivered by hand or overnight courier or by facsimile (with confirmed receipt), and three days after mailing, if mailed.

         9. AMENDMENTS. No amendment, modification, waiver, termination or discharge of any provision of this Agreement, nor consent to any departure therefrom, shall in any event be effective unless the same shall be in writing specifically identifying this Agreement and the provision(s) intended to be amended, modified, waived, terminated or discharged and signed by the Purchaser and the Company, and each amendment, modification, waiver, termination or discharge shall be effective only in the specific instance and for the specific purpose for which given. No provision of this Agreement shall be varied, contradicted or explained by any oral agreement, course of dealing or performance or any other matter not set forth in an agreement in writing and signed by the Purchaser and the Company.

         10. INTEGRATION. This Agreement represents the entire understanding and agreement of the parties with respect to the subject matter hereof. No other representations, statements or warranties whatsoever have been made other than what is written herein.

         11. ATTORNEYS' FEES. Except as otherwise set forth herein, all costs and expenses, including reasonable attorneys' fees incurred in the enforcement of this Agreement, shall be paid to the prevailing party by the non-prevailing party upon demand.

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         12. GOVERNING LAW. This Agreement shall be enforced, governed and construed in all respects in accordance with the laws of the State of Florida, without application of conflicts of laws or choice of law principles.

         13. EXPENSES. The parties shall pay all of their own expenses relating to this Agreement, including, without limitation, the fees and expenses of their respective counsel, accountants and financial advisors.

         14. BINDING EFFECT; ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, assigns, heirs and personal representatives.

         15. HEADINGS. The headings or captions under sections of this Agreement are for convenience and reference only and do not in any way modify, interpret or construe the intent of the parties or effect any of the provisions of this Agreement.

         16. SEVERABILITY. The provisions of this Agreement shall be deemed severable and if any portion shall be held invalid, illegal or unenforceable for any reason, the remainder of this Agreement shall be effective and binding upon the parties.

         17. COUNTERPARTS. This Agreement may be executed in counterparts, all of which when taken together shall constitute one instrument.

         18. FURTHER ASSURANCES. The parties hereto will execute and deliver such further instruments and do such further acts and things as may be reasonably required to carry out the intent and purposes of this Agreement.

         19. LEGAL COUNSEL. The Purchaser acknowledges that it has consulted with its legal counsel prior to executing and delivering this Agreement to the extent it deems necessary, and by the signature of its duly authorized officer below represents that it has full understanding and knowledge of its rights and obligations hereunder.

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         IN WITNESS WHEREOF, the parties hereto, through their duly authorized officers, have executed this Agreement as of the date first written above.

                                        THE COMPANY:

                                        OCEAN OPTIQUE DISTRIBUTORS,
                                        INC., A FLORIDA CORPORATION


                                        By: /S/ HANS WILLI
                                            -----------------------------------
                                             Name:  Hans Willi
                                             Title:    Chairman of the Board

                                        PURCHASER:

                                        XR CO., A FLORIDA CORPORATION


                                        By: /S/ ROBERT L. KOEPPEL
                                            -----------------------------------
                                             Name:  Robert L. Koeppel
                                             Title:    President

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